Exhibit 99.1

Staffing 360 Solutions Announces Sale of Cyber 360 as Part of Company’s Pathway to Profitability

Management Continues to Focus on Positioning the Company for Growth as the Sale Strengthens Its Balance Sheet and Eliminates $1.6 Million in Liabilities

New York, NY – March 4, 2015 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations with operations in the US and Europe, today announced the sale of the Company’s wholly owned subsidiary, Cyber 360, Inc., to various original owners of Cyber 360, Inc.’s business (f/k/a The Revolution Group). Staffing 360 Solutions completed the transaction after its Board of Directors elected to discontinue Cyber 360’s operations as part of its Pathway to Profitability initiative. The buyers purchased the entity for a nominal purchase price of $1 and were issued 1.1 million shares of common stock at $1 per share. As a result of the sale, Staffing 360 Solutions eliminated over $1.6 million in liabilities from its balance sheet.

“Staffing 360 Solutions is pleased to close this transaction as we continue to improve our balance sheet and position our company for additional growth,” said Matt Briand, President and CEO of Staffing 360 Solutions. “As our first acquisition, Cyber 360 will always represent an important part of our journey. However, as discussed on our recent earnings conference calls, the subsidiary had an impaired status on our financial statements since our last annual filing. With our continued focus on where we can have the greatest impact on our Pathway to Profitability, it became increasingly clear that this was the right move for both organizations.”

Representing less than 3% of the Company’s total revenue, the management team does not expect the sale of Cyber 360 to have a material effect on the overall business. The Company’s Monroe Staffing, PeopleSERVE and Longbridge divisions – which represent over 90% of combined revenues – have all experienced meaningful organic growth since being acquired. In fact, management believes that this transaction is expected to improve the attractiveness of the Company as a whole as it pursues additional financing and M&A opportunities. Including this transaction, the Company has eliminated an aggregate of over $8 million in liabilities since its Board of Directors approved the Pathway to Profitability in September 2014.

“Our Pathway to Profitability is continuing to take shape,” said Brendan Flood, Executive Chairman. “This sale supports our upcoming M&A plans, as well as our capital raising initiatives. In fact, we are pleased to announce that we have a term sheet in place for one of our next potential financings. Obviously, no financing is complete until due diligence is finalized and funds are in hand, but considering the improvements we have made to our balance sheet, combined with our current M&A pipeline, we believe we are making significant progress. We are focusing on acquiring larger organizations with a keen eye on profitability as we position Staffing 360 Solutions for future growth.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. There are an estimated 15,000 staffing companies generating less than $20 million in annual sales in the United States alone.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe. The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT industries. For more information, please visit: www.staffing360solutions.com

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions, as well as the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend current and any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control. The Company can give no assurance that the Company will be able to achieve these objectives. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

investors@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

Jeff R. Mitchell, Chief Financial Officer

212.634.6411

info@staffing360solutions.com